Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SendTec, Inc. on Form S-3/A (Amendment No. 2) of our report dated March 16, 2007, with respect to our audit of the consolidated financial statements of SendTec, Inc. for the year ended December 31, 2006 appearing in the Annual Report on Form 10-KSB/A (Amendment No. 2) of SendTec, Inc. for the year ended December 31, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements includes the following explanatory paragraph: As more fully described in Notes 2 and 8 to the consolidated financial statements, the Company’s Senior Secured Convertible Debentures in the principal amount of $34,580,000, as of December 31, 2006, are due on March 31, 2008. The Company currently lacks sufficient capital resources to repay this obligation upon its maturity. Accordingly, the Company must either restructure this obligation or secure alternative financing to repay this obligation on March 31, 2008.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
August 20, 2008